FOR IMMEDIATE RELEASE

Investor Contact:
Carol DiRaimo, (913) 967-4109

Media Contact:
Laurie Ellison, (913) 967-2718

               Applebee's International Announces Breeden Capital
                   Refuses Company's Offer of Two Board Seats

OVERLAND PARK, KAN., March 9, 2007 - Applebee's International, Inc. (Nasdaq:APPB) today announced that negotiations with activist hedge fund Breeden Capital have failed to produce an agreement after Breeden rejected the company's offer of two board seats.

Breeden Capital, a 5-percent shareholder, is seeking four seats on the Applebee's board of directors.

Applebee's said that over the past eight months, board members and company representatives have held numerous conversations with representatives of Breeden Capital, including Richard C. Breeden. The company said it continues to thoughtfully consider Breeden Capital's comments regarding its business strategies.

On March 2, CEO Dave Goebel and members of the Strategy Committee of independent directors overseeing the strategic alternatives process met with Mr. Breeden and offered one of Breeden's nominees, founding partner Steven J. Quamme, an immediate seat on both the Applebee's board and the Strategy Committee of independent directors. He also was offered a seat on the company's Governance Committee. In exchange, Breeden Capital would withdraw its other nominees.

The company said that Mr. Quamme, the only nominee on the Breeden slate with both restaurant industry and transaction experience, was the clear choice to add to Applebee's four highly-qualified incumbent directors who will be nominated for re-election.

Unfortunately, this offer was rejected by Mr. Breeden on March 2.

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March 9, 2007
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The  Applebee's  board of directors  then made a second offer to Mr.  Breeden on
March 8. This offer was in addition to the board seat and the seat on the Strategy and Governance committees for Mr. Quamme. The board offered Breeden Capital a second, immediate seat on the company's board of directors for either of Breeden's other two nominees: Raymond G.H. Seitz or Laurence E. Harris. The board believed that offering the seats to the one member of Breeden Capital who is best qualified and to one of its independent nominees was a fair and balanced approach.

In response, Mr. Breeden rejected the offer of having two of his nominees join the board amicably, apparently preferring to continue with his proxy fight.

The board had planned to expand from 12 to 14 seats to accommodate these new members.

"Despite our good faith attempts to reach out to Mr. Breeden and his firm throughout this process, and our offer of two immediate board seats and seats at the table of the Strategy and Governance committees, he has consistently rejected our overtures," Mr. Goebel said, "Mr. Breeden initially approached us claiming he wanted a constructive dialogue with the company and the board. It is difficult to reconcile this objective with his refusals to our proposals."

Speaking on behalf of the board, Jack Helms, co-chairman of the Strategy Committee, said, "The company's first choice was to negotiate a settlement to avoid a contentious, costly and time-consuming proxy fight. Every shareholder understands that would be in the best interests of the company. While we are moving forward with our strategic review process and business plan, we continue to hope that Mr. Breeden will work with us, and not against us, in improving shareholder value."

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of February 25, 2007, there were 1,942 Applebee's restaurants operating system-wide in 49 states, 16 international countries, and one U.S. territory. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

IMPORTANT INFORMATION

Applebee's International, Inc. ("Applebee's") plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with its 2007 Annual Meeting, and advises its security holders to read the proxy statement and other documents relating to the 2007 Annual Meeting when they become available, because they will contain important information. Security holders may obtain a free copy of the proxy statement and other documents (when available) that

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March 9, 2007
Page 3


Applebee's files with the SEC at the SEC's web site at www.sec.gov. The proxy statement and these other documents may also be obtained for free from Applebee's by directing a request to our Corporate Secretary, Applebee's International, Inc., 4551 West 107th Street, Overland Park, KS 66207.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Applebee's, its directors and named executive officers may be deemed to be participants in the solicitation of Applebee's security holders in connection with its 2007 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Applebee's Annual Report on Form 10-K for the year ended December 31, 2006, and its proxy statement dated April 11, 2006, each of which is filed with the SEC. To the extent holders of Applebee's securities have changed from the amounts disclosed in the proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC's website at www.sec.gov.

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